EXHIBIT 10.1
PIKE COMPENSATION DEFERRAL PLAN
(as established effective March 1, 2011)
1. Name:
This plan shall be known as the “Pike Compensation Deferral Plan” (the “Plan”).
2. Purpose and Intent:
Pike Electric Corporation establishes this Plan effective March 1, 2011 for the purpose of providing certain of its employees, and the employees of certain other Participating Employers, with the opportunity to defer payment of certain base salary and annual bonuses, and receive certain employer contributions, in accordance with the terms and provisions set forth herein. It is the intent of the Participating Employers that amounts deferred under the Plan by an employee shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate that intent.
3. Definitions:
For purposes of the Plan, the following terms have the following meanings:
“Account” means for a Participant, collectively, the Deferral Account and the Employer Account. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.
“Annual Bonus” means, with respect to a Participant, any annual bonus payable to the Participant pursuant to any bonus compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Committee, provided that any such plan shall provide for “performance-based compensation” within the meaning of Code Section 409A.
“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Committee to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.
“Board” means the Board of Directors of Pike Electric Corporation.
“CEO” means the Chief Executive Officer of Pike Electric Corporation.
“Class Year Deferrals” means, for each Plan Year, the deferrals under Paragraph 5(b) below of a Participant’s base salary for the Plan Year plus the deferral of any portion of the Participant’s Annual Bonus earned for services rendered during the fiscal year of the Participating Employers ending during such Plan Year, including any related adjustments for deemed investments in accordance with Paragraph 5(g) below and net of any amounts transferred to the 401(k) Plan pursuant to a Wrap Election under Paragraph 5(b) below. In addition, all amounts credited to a Participant’s Employer Account, including any related adjustments for deemed investments in accordance with Paragraph 5(g) below, shall collectively constitute one separate set of Class Year Deferrals for the Participant.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
“Code Limitations” means any one or more of the limitations and restrictions that Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code place on the pre-tax retirement savings contributions and employer matching contributions for a Participant under the 401(k) Plan. In addition, Code Limitations means and refers to any other limitations on contributions under the 401(k) Plan or established by the Plan Committee with respect to highly compensated participants.
“Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board.
“Deferral Account” means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Paragraph 5(b) below.
“Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Paragraph 5(a) below.
“Employee” means an individual employed by a Participating Employer.
“Employer Account” means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Paragraphs 5(c) and 5(d) below.
“401(k) Account” means a Participant’s elective deferral account under the 401(k) Plan.
“401(k) Plan” means the Pike 401(k) Plan, as in effect from time to time.
“Participant” means an Eligible Employee who has elected to defer compensation under the Plan as provided in Paragraph 5(b).
“Participating Employer” means Pike Electric Corporation and any other entity affiliated with Pike Electric Corporation and designated as a participating employer under this Plan from time to time by the Plan Committee, and their respective successors and assigns. As of the effective date of the Plan, the Participating Employers are as set forth on Exhibit A attached to the Plan. Exhibit A may be updated from time to time by the Plan Committee.

“Payment Date” with respect to a Valuation Date, means a date determined by the Plan Committee during the calendar month immediately following the calendar month in which the Valuation Date occurs.
“Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Committee to facilitate the administration of distributions under the Plan, including without limitation Payment Sub-Accounts representing each separate set of Class Year Deferrals.
“Plan Committee” means the administrative committee under the 401(k) Plan.
“Plan Year” means the calendar year.
“Separation from Service” means a Participant’s “separation from service” with the Participating Employers within the meaning of Code Section 409A and any related administrative policies of the Participating Employers.
“Valuation Date” means the last business day of each calendar quarter.
4. Administration:
The Plan Committee shall be responsible for administering the Plan. The Plan Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Committee shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Committee may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Committee deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Committee and the Compensation Committee upon all matters within the scope of his or its authority shall be made in the CEO’s, Plan Committee’s or Compensation Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.
5. Eligibility, Deferrals and Account Adjustments:
(a) Eligibility. Unless otherwise determined by the Compensation Committee, each senior executive of Pike Electric Corporation or other Participating Employer whose compensation is subject to review and approval by the Compensation Committee shall be an Eligible Employee. For all other Employees, the CEO shall designate which Employees shall be Eligible Employees for each Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b) Elections to Defer. A person who is an Eligible Employee for a Plan Year may elect to defer a percentage of the Eligible Employee’s base salary for the Plan Year and Annual Bonus payable for the fiscal year ending during the Plan Year up to a maximum deferral percentage established by the Plan Committee from time to time. In addition, the Eligible Employee may make an election for the Plan Year to transfer the lesser of the amount of the compensation deferred under this Paragraph 5(b), or an amount not to exceed the maximum amount of elective deferrals allowable under Code Section 402(g)(1)(A), (B), and (C) in effect for such Plan Year (a “Wrap Election”), to the Participant’s 401(k) Account, subject to the following:
(i)
Except as provided in subparagraph (iii) below, as of the earliest date administratively practicable after the end of the Plan Year (and in no event greater than the time authorized by regulation or other guidance), the lesser of (x) the amount of the compensation deferred under this Paragraph 5(b) for the Plan Year, or (y) the maximum amount that may be deferred under the 401(k) Plan as elective deferrals under Code Section 402(g)(1)(A), (B), and (C) for the Plan Year reduced, as necessary, to satisfy nondiscrimination testing under Code Section 401(k)(3) under the 401(k) Plan for the Plan Year, shall be transferred to the Eligible Employee’s 401(k) Account, with the Eligible Employee’s deferrals credited under this Paragraph 5(b) being simultaneously reduced by a corresponding amount. Amounts transferred to the Eligible Employee’s 401(k) Account shall be taken from the Eligible Employee’s deemed investments under Paragraph 5(g) below on a pro rata basis.

(ii)
The amount transferred to the Eligible Employee’s 401(k) Account shall in no event include any Account adjustments for deemed investments under Paragraph 5(g) below attributable to the amount so transferred.

(iii)
A Wrap Election of an Eligible Employee who incurs a Separation from Service during the Plan Year shall be disregarded, and amounts deferred under the Plan with respect to the Plan Year are not eligible for transfer to the Eligible Employee’s 401(k) Account.

(iv)	An Eligible Employee who makes a Wrap Election for a Plan Year shall not be permitted to make any other deferral election under the 401(k) Plan for the Plan Year.
(v)
An Eligible Employee who makes a deferral election under this Paragraph 5(b) but does not make a Wrap Election for a Plan Year, or an Eligible Employee who elects not to make any deferrals under the Plan for a Plan Year, may still participate in the 401(k) Plan for the Plan Year in accordance with the terms and provisions of the 401(k) Plan. In such case, any amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the 401(k) Plan.

Elections to defer base salary or Annual Bonuses for a Plan Year and any Wrap Election for a Plan Year must be made before the first day of the Plan Year, provided that a newly hired Eligible Employee who first becomes eligible to participate in the Plan after the start of the Plan Year may make such deferral election within thirty (30) days after first becoming eligible to participate in the Plan as notified by the Plan Committee. For the 2011 Plan Year, (A) deferral elections and Wrap Elections must be made prior to March 1, 2011, (B) no portion of the Annual Bonus for the fiscal year ending June 30, 2011 shall be eligible for deferral and (C) for a Participant who makes a Wrap Election, no further deferrals shall be permitted under the 401(k) Plan for the balance of 2011 and any 401(k) Plan deferrals made during 2011 prior to March 1, 2011 shall be taken into account in determining the amount transferable to the 401(k) Plan under Section 5(b)(i) above. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Committee and shall be irrevocable for the Plan Year; provided, however, that the Plan Committee may, in its discretion, determine to cancel a Participant’s deferral election for a Plan Year due to a hardship withdrawal by the Participant under the 401(k) Plan or in connection with an unforeseeable emergency withdrawal request by the Participant under Paragraph 6(g) below. An election to defer made by an Eligible Employee with respect to any base salary or Annual Bonus payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Bonus payable for any subsequent Plan Year.
(c) Matching Contributions. If a Participant defers any amount under the Plan during a Plan Year in which the Participant is eligible to receive matching contributions under the 401(k) Plan, the Participant shall be eligible to be credited with a matching contribution to the Participant’s Employer Account for the Plan Year. The amount of the matching contribution shall equal Amount A less Amount B (but not less than zero), where:
Amount A is the aggregate amount of matching contributions the Participant would have received under the 401(k) Plan for the Plan Year had the Code Limitations, other than Code Section 401(a)(17), not applied to the 401(k) Plan, taking into account for such purpose all matchable deferrals made to the 401(k) Plan for the Plan Year (including any amount transferred to the 401(k) Plan pursuant to a Wrap Election for the Plan Year) plus all amounts credited to the Participant’s Deferral Account for the Plan Year that would have been matchable deferrals had the amounts been deferred under the 401(k) Plan; and
Amount B equals the aggregate amount of matching contributions actually allocated to the Participant’s account under the 401(k) Plan for the Plan Year (including any matching contributions under the 401(k) Plan with respect to any amount transferred to the 401(k) Plan pursuant to a Wrap Election for the Plan Year).
Matching contributions under the Plan shall be determined as soon as administratively practicable following the end of the applicable Plan Year and after all transfers pursuant to Wrap Elections have been completed, provided that for a Participant who has a Separation from Service during a Plan Year, such matching contributions shall be determined as soon as administratively practicable after the date of such Separation from Service.

(d) Other Contributions. The Participating Employers may from time to time, in their sole and exclusive discretion, elect to credit a Participant’s Employer Account with additional amounts not otherwise contemplated by this Paragraph 5.
(e) Establishment of Accounts. A Participating Employer shall establish (or cause to be established) an Account for each Participant employed by the Participating Employer, comprised of a Deferral Account and an Employer Account. Each Account shall be designated by the name of the Participant for whom established. The amount of any base salary or Annual Bonus deferred by a Participant under Paragraph 5(b) above shall be credited to the Participant’s Deferral Account as of the date the base salary or Annual Bonus would have otherwise been paid to the Participant. The amount of any matching contributions under Paragraph 5(c) above shall be credited to the Participant’s Employer Account as of the date the matching contributions are determined in accordance with Paragraph 5(c) above. If any other contributions are allocated to a Participant under Paragraph 5(d) above, such amounts shall be credited to the Participant’s Employer Account as of the date determined by the Participating Employer.
(f) Vesting of Accounts. All Deferral Accounts are fully (100%) vested. A Participant’s matching contributions under the Plan shall be vested to the same extent as the Participant’s matching contributions are vested under the 401(k) Plan. Any other Participating Employer contributions made under Paragraph 5(d) above shall be subject to such vesting requirements as established by the Participating Employer at the time the amount is first credited to the Participant’s Employer Account.
(g) Account Adjustments for Deemed Investments. The Plan Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer, including the 401(k) Plan. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Committee, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Committee shall also establish from time to time a default investment vehicle into which a Participant’s Account shall be deemed to be invested if the Eligible Employee fails to provide investment instructions to the Plan Committee. Account adjustments shall be applied pro rata among a Participant’s various Payment Sub-Accounts.
(h) Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(g) shall be made from time to time at such intervals as determined by the Plan Committee. The Plan Committee may determine the frequency of account adjustments by reference to the frequency of account adjustments under another plan sponsored by a Participating Employer, including the 401(k) Plan. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.

(i) Statements of Account. Each Participant shall receive a statement of the Participant’s Account balance no less frequently than annually.
6. Distribution Provisions:
(a) Class Year Payment Elections. A Participant for any Plan Year shall elect from among the available forms of payment set forth in Paragraph 6(b) below the form of payment that shall apply to the Payment Sub-Account comprised of the Class Year Deferrals for each such Plan Year. The payment election shall be made coincident with the deferral elections under Paragraph 5(b) above for such Plan Year. Notwithstanding anything herein to the contrary, as to the Class Year Deferrals comprised of all amounts credited to a Participant’s Employer Account, the applicable class year payment election shall be made by the Participant coincident with the first time the Participant makes a deferral election under the Plan.
(b) Available Forms of Payment. A Participant shall select from among the following forms of payment for each Payment Sub-Account to which separate payment elections are made available pursuant to Paragraphs 6(a) above, provided that with respect to the Class Year Deferrals comprised of all amounts credited to a Participant’s Employer Account, the only forms of payment available shall be subparagraphs (i) and (iii) below. The Participant must select a single form of payment applicable to each Payment Sub-Account (i.e., a Payment Sub-Account may not be “split” among more than one form of payment):
(i)
Lump Sum Payment Following Separation from Service. The balance of the applicable Payment Sub-Account shall be payable in a single cash payment on the Payment Date for the first Valuation Date that occurs at least six months after the Participant’s Separation from Service; or

(ii)
Lump Sum Payment In Specified Year. The balance of the applicable Payment Sub-Account shall be payable in a single cash on the first Payment Date for the calendar year elected by the Participant; provided, however, that the payment shall be made on the Payment Date for the first Valuation Date that occurs at least six months after the Participant’s Separation from Service; or

(iii)
Annual Installments Following Separation from Service. The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of up to ten (10) years as selected by the Participant commencing on the Payment Date for the first Valuation Date that occurs at least six months after the Participant’s Separation from Service; or

(iv)
Annual Installments Commencing In Specified Year. The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of up to five (5) years as selected by the Participant commencing on the first Payment Date of the calendar year elected by the Participant; provided, however, that the installments shall commence on the Payment Date for the first Valuation Date that occurs at least six months after the Participant’s Separation from Service.

A Participant who fails to make a payment election for a Payment Sub-Account in accordance with the provisions of this Paragraph 6(b) shall be deemed to have elected for such Payment Sub-Account a lump sum payment following Separation from Service. The amount payable on any Payment Date shall be based on the balance of the Account as of the immediately preceding Valuation Date.
(c) Subsequent Changes to Payment Elections. A Participant who is in the active service of a Participating Employer may change the timing or form of payment elected under Paragraph 6(b)(ii) or (iv) above, or the timing or form of payment subsequently elected under this Paragraph 6(c), with respect to a Payment Sub-Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Payment Sub-Account would have otherwise commenced and (ii) the effect of such election is to defer commencement of such payments by at least five (5) years. For purposes of the Plan, a series of installment payments is treated as a single payment to be made in the year that the first installment would otherwise be paid.
(d) Default Lump Sum Payment. Notwithstanding any provision herein to the contrary, a Participant’s entire Account balance shall be payable in a single cash payment on the Payment Date for the first Valuation Date that occurs at least six months after the Participant’s Separation from Service if, as of such Valuation Date, the balance of the Participant’s Account is less than $10,000.
(e) Installments. If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Paragraph 6(b) above, and each subsequent installment shall be payable on the Payment Date for the Valuation Date that is the anniversary of the first Valuation Date. The amount payable on each Payment Date shall be equal to the balance of the applicable Payment Sub-Account on the applicable Valuation Date divided by the number of remaining installments (including the installment then payable).
(f) Death. If a Participant dies before having been paid the entire balance of the Participant’s Account (including a Participant receiving installment payments), the remaining unpaid balance of the Account shall be payable to the Participant’s Beneficiary in a single cash payment on the Payment Date for the first Valuation Date that occurs after notice of such death has been received by the Plan Committee.

(g) Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with a Participating Employer may, if permitted by the Plan Committee, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Paragraph 6(g) shall have the burden of proof of establishing, to the Plan Committee’s satisfaction, the existence of an “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Committee with such financial data and information as the Plan Committee may request. If the Plan Committee determines that a payment should be made to a Participant under this Paragraph 6(g), the payment shall be made within a reasonable time after the Plan Committee’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.
(h) Other Payment Provisions. To be effective, any elections under this Paragraph 6 shall be made on such form, at such time and pursuant to such procedures as determined by the Plan Committee in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In that regard, the Participating Employers may determine, in their sole and exclusive discretion, to deduct from the amount otherwise to be credited to the Employer Account of a Participant for a Plan Year an amount necessary to pay any related payroll taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Committee, in its sole discretion, may decide, and the Plan Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

7. Amendment, Modification and Termination of the Plan:
The Participating Employers reserve the right at any time, by action of the Compensation Committee or by action of the Plan Committee, to amend in whole or in part any or all of the provisions of the Plan or to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Code Section 409A, in connection with any termination of the Plan the Compensation Committee or the Plan Committee, as applicable, shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or Plan Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee or Plan Committee determines in its discretion.
8. Claims Procedures:
Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the 401(k) Plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.
9. Indemnity of Plan Committee:
The Participating Employers shall indemnify and/or maintain and keep in force insurance in such form and in such amount as may be necessary to protect the Plan Committee, its members, and its delegates and appointees (other than persons who are independent of the Participating Employers and are rendering services to the Plan for a fee) from any and all liability which may arise by reason of their action or failure to act concerning this Plan, excepting any willful misconduct or gross negligence.
10. Notice:
Any notice or filing required or permitted to be given to the Plan Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the address below:
Pike Electric Corporation
100 Pike Way
Mt. Airy, NC 27030
Attn: Plan Committee for the Pike Compensation Deferral Plan
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the last known address of the Participant.

11. Applicable Law:
The Plan shall be construed, administered and governed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by federal law.
12. Compliance With Code Section 409A:
The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.
13. Miscellaneous:
A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on each Participating Employer and their respective successors and assigns.
[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, this Instrument is executed by the undersigned duly authorized officer of PIKE ELECTRIC CORPORATION on February 3, 2011.

PIKE ELECTRIC CORPORATION
By:	/s/ Timothy G. Harshbarger

	Name:	Timothy G. Harshbarger

	Title:	Senior Vice President, Human Resources

Pike Compensation Deferral Plan
Exhibit A
Participating Employers
(As of March 1, 2011)
Participating Employers
1. Pike Electric Corporation (March 1, 2011)
2. Pike Enterprises, Inc. (March 1, 2011)
3. Klondyke Construction, LLC (March 1, 2011)
4. Pike Energy Solutions, Inc. (March 1, 2011)
5. Pike Energy Solutions, LLC (March 1, 2011)
6. Pike Electric, LLC (March 1, 2011)